Exhibit 99.1

Investor Relations:
Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net

Media Relations:
Allison+Partners
Amy Toosley, 619-533-7976
amy@allisonpr.com

PocketFinder Partners with World Famous West Coast Customs®
Location Based Technologies enters Strategic Distribution Partnership with West Coast Customs

(IRVINE, Calif.), April 19, 2012 – Location Based Technologies® Inc. (OTCBB:LBAS) has entered a strategic partnership with the West Coast Customs® (WCC), a luxury automotive restyling center with worldwide franchise operations. PocketFinder Vehicle® GPS devices will be installed into the WCC’s renowned custom automobiles. The partnership also includes advertising through multiple media platforms and co-branding sales opportunities with both domestic and international distribution.  PocketFinder Vehicle will also appear in WCC’s television show throughout next season and LBT will participate with WCC at SEMA this year.

West Coast Customs has earned the reputation of being leaders in automobile customization throughout the automotive industry by being innovative and by delivering best in class work to each and every customer.

“LBT is proud to be chosen as West Coast Customs’ preferred in-vehicle GPS solution,”
said Dave Morse, CEO of Location Based Technologies. “Nothing is acceptable to our new partners short of state of the art products and an absolutely killer user interface.  We deliver that - and more – from almost anywhere in the world and at any time.  If you love it, locate it!”

“The LBT partnership is an exciting addition to our aggressive expansion, and the value the PocketFinder Vehicle devices brings to our business and customers is huge,” said Ryan Friedlinghaus, CEO of West Coast Customs. “It’s the perfect solution to accurately provide the location, direction, speed and history of any vehicle; it’s small, easy to use and gives peace of mind for us and all vehicle owners.”

PocketFinder GPS Vehicle Locators create a protective zone around your prized possessions and allow you to accurately locate your vehicle, and those in it, at any time and from almost anywhere in the world.  The device easily attaches to automobiles, recreational vehicles, motorcycles, boats, snowmobiles, jet skis or virtually any powered vehicle.  It is also ideally suited for first time drivers, as the locator allows users, such as parents, to monitor vehicle location and speed in real time.

The PocketFinder User Interface also includes Apps designed to work with all Apple and Android products including the iPod touch, iPhone, iPad, and Android mobile devices.  For more information about PocketFinder, visit www.pocketfinder.com.

About World Famous West Coast Customs®
Headquartered in Corona, Calif., the World Famous West Coast Customs® was founded in 1993 by Ryan Friedlinghaus and has grown into one of the most powerful and recognized brand names in the custom automotive industry.  WCC is known by car enthusiasts as the premiere high-end modification shop that can transform any vehicle into a work of art. West Coast Customs franchises now stretch across the world are found on various media platforms.  WCC works with some of the largest brands in the world and with Fortune 500 companies.  They have become a household name in multiple countries and plan to continue growing and dominating the custom car world with amazing rides and innovative concepts by pushing the boundaries and expectations of the industry. West Coast Customs are the leaders of custom automotive.

About Location Based Technologies®
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designed and developed the PocketFinder family of locator devices to meet the demands of our highly mobile society. PocketFinder devices help busy people use technology to easily stay connected to what they value most—loved ones, pets, vehicles and other assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with us on Facebook: http://www.facebook.com/PocketFinder
Follow us on Twitter: https://twitter.com/#!/PocketFinderGPS

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.